FOR IMMEDIATE RELEASE	For information contact:
July 1, 2011	Kelly C. Clarke
(804) 727-6321

Apple REIT Eight, Inc. Provides Outlook for 2011

Richmond – July 1, 2011 – Apple REIT Eight, Inc. (“Apple Eight”), a real estate investment trust (REIT) that owns 51 Marriott®- and Hilton®-branded hotels, today announced a decrease in the Company’s annualized distribution rate from seven percent to five percent as well as provided an outlook for the 12-month period ending December 31, 2011. Apple Eight encourages the review of all of the Company’s filings with the Securities and Exchange Commission which are available online at www.applereiteight.com or www.sec.gov.

•         In some markets where Apple Eight owns hotels, recovery has been slower than anticipated and several of the Company’s hotels have not ramped up as quickly as projected. As such, the Company believes that it is prudent to lower the annualized distribution rate until such time as a recovery can be achieved. The Company’s Board of Directors has approved a decrease in the annualized distribution rate from seven percent to five percent, or from $0.77 per share to $0.55 per share, based on an $11 share price. This adjustment will begin with Apple Eight’s July 15, 2011 distribution payment. The Company remains committed to the protection of shareholder principal and the distribution of dividends through the ownership of its portfolio of high quality assets while maintaining low levels of debt.

•         Since its inception, Apple Eight has paid $274.5 million in shareholder distributions, or approximately $3.25 per share to those who have been shareholders of the Company since the time of the initial closing.

•         The Company has received $81.9 million through its Dividend Reinvestment Program (DRIP) and redeemed $45 million through its Unit Redemption Program.

•         Apple Eight paid a total of approximately $8 million in shareholder redemptions for its regularly scheduled redemption date in April 2011 and plans to pay an additional $8 million in shareholder redemptions on its next regularly scheduled redemption date of July 20, 2011.

•         Since the acquisition of its 51 hotels, the Company has invested approximately $46 million in capital improvements to the properties.

•         The Company has renegotiated and reinstated two of the loans that had been placed with a special servicer earlier this year, with payments resumed in full. Three additional loans remain under discussion.

•         The Company is currently working to replace its outstanding lines of credit to take advantage of low fixed-rate debt, replacing current lines of credit with new term loans and a new reduced line of credit. Terms of the new loans will be provided when finalized.

Based on hotel industry trends, relative to the markets our hotels are located in, Apple Eight anticipates for 2011:

•         Revenue per available room (RevPAR) to increase by four-to-eight percent as compared to 2010 results.

•         Funds from operations (FFO) for the year ended December 31, 2011 of $44 to $52 million, or approximately $0.47 to $0.55 per share and net income for the year ended December 31, 2011 of approximately $9 to $16 million or approximately $0.10 to $0.17 per share. ¹

•         Apple Eight expects debt levels to remain at or below $240 million through the remainder of 2011, an average debt to total initial capitalization ratio of approximately 21 percent. This debt level is well below averages for the hotel industry.

Apple Eight will provide complete financial results in its 10Q which the Company anticipates filing with the Securities and Exchange Commission at the beginning of August 2011.

About Apple REIT Eight, Inc.

Apple REIT Eight, Inc. is a real estate investment trust (REIT) focused on the ownership of hotels that generate attractive returns for our shareholders. Our hotels operate under the Courtyard® by Marriott®, Fairfield Inn & Suites® by Marriott®, Renaissance® Hotels, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott®, Marriott® Hotels & Resorts, Homewood Suites by Hilton®, Hilton Garden Inn®, Hampton Inn® and Hampton Inn & Suites® brands. Our portfolio consists of 51 hotels, containing a total of 5,909 guestrooms in 19 states. Apple Eight is a premier real estate investment company committed to providing maximum value for our shareholders.

Disclosures

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Eight to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Eight to implement its operating strategy; Apple Eight’s ability to manage planned growth; changes in economic cycles, and competition within the hotel industry. Although Apple Eight believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Eight or any other person that the results or conditions described in such statements or the objectives and plans of Apple Eight will be achieved. In addition, Apple Eight’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Eight’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Eight with the SEC on March 11, 2011. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

¹Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property plus depreciation and amortization. The Company considers FFO in evaluating operating performance and believes FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO is not necessarily indicative of cash available to fund cash needs. The difference in projected FFO and projected net income is projected depreciation of approximately $35 to 36 million for the year ending December 31, 2011.

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